Exhibit 10.4

NORDSTROM, INC. EXECUTIVE SEVERANCE PLAN

(As Adopted on August 21, 2024)

        I.    INTRODUCTION.

        A.    Purpose. The purpose of the Nordstrom, Inc. Executive Severance Plan (“the Plan”) is to provide employees of Nordstrom, Inc. (“the Company”) and its subsidiaries and affiliates who qualify as Eligible Employees under this Plan with severance benefits upon their termination of employment. The Plan does not apply to any employment terminations other than those expressly described below.

        The Plan was originally effective as of December 31, 2019. It is hereby amended and restated effective August 21, 2024.

        B.    Plan Administration.

        1.    Plan Administrator. The Company’s senior executive responsible for Human Resources (“CHRO”) is the "Plan Administrator".

        2.    Powers and Authority of the Plan Administrator. The Plan Administrator shall have the authority and responsibility and all powers necessary to carry out the provisions of the Plan and to control and manage the operation and administration of the Plan. The Plan Administrator has discretionary authority to construe and interpret the provisions of the Plan and to grant or deny benefits under the Plan.

        3.    Delegation of Powers and Authority. The Plan Administrator may, but is not obligated to, delegate to any person, employee, department, committee or third party service provider all or any portion of its duties and responsibilities as Plan Administrator. To the extent the Plan Administrator delegates fiduciary duties and obligations, such delegation shall be done in writing (including a written action delegating authority or a written services agreement).

        II.    ELIGIBLE EMPLOYEES.

With the exception of Erik Nordstrom and Peter Nordstrom, each individual designated by the Company or a subsidiary or affiliate as a Section 16 executive or reporting person for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, as of the Benefits Determination Date (each, a “Section 16 Officer”), who (i) is not employed under a written contract of definite or indefinite duration, (ii) is not eligible to receive benefits under any other severance program or arrangement established or provided by the Company or a subsidiary or affiliate and (iii) has executed the applicable non-competition, non-solicitation and/or confidentiality agreements in the forms and within the timeframes required by the Company or a subsidiary or affiliate, shall be an “Eligible Employee”.

        III.    ELIGIBILITY FOR BENEFITS.

A.To be eligible for benefits under this Plan, an Eligible Employee must either be involuntarily terminated from employment or be deemed to be involuntary terminated per paragraph 3 below and must properly and timely execute a release of all claims (“Release”) without any alteration, addition or deletion.

1.Form of Release. The form and content of the Release will be determined by the Plan Administrator. Such Release shall be effective according to its terms.

        2.    Timing of Release. The Eligible Employee will have a period of 21 days (or such longer period as required by applicable law) to review and sign the Release and return it to the Plan Administrator. For any period required by law after the Eligible Employee signs the Release, the Eligible Employee may revoke it, and it shall not be effective or enforceable until the revocation period expires. The filing of a claim under the Plan’s claim procedure (Article IX), shall toll any time requirement for signing and returning the Release until the claims procedure has been exhausted. If the Eligible Employee fails to sign and return the Release to the Company within the time and in the manner described herein, he or she will no longer be eligible for this Plan. For purposes of this paragraph, a Release is considered “returned” to the Company if it arrives within 5 days of the end of the period of time specified herein; provided that the Plan Administrator may extend the deadline for returning the Release if there is clear and convincing evidence that the Eligible Employee cannot return the Release within the specified time because of illness, incapacity or other extraordinary circumstances.

        3.    Deemed Involuntarily Termination. An Eligible Employee will be deemed to be involuntarily terminated if the Eligible Employee terminates employment following a material diminution (at least 50%) of the Eligible Employee’s duties and responsibilities (without the Eligible Employee’s consent), provided that (i) the Eligible Employee must provide written notice to the Plan Administrator of the occurrence of the foregoing event within 30 days after the occurrence of such event, (ii) the Company or a subsidiary or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from the Eligible Employee, and (iii) the Eligible Employee must terminate employment within 30 days following the expiration of the foregoing 30-day cure period.

        B.    An Eligible Employee will not be entitled to receive benefits under the Plan if, before the scheduled date of the Eligible Employee’s employment termination, the Eligible Employee:

        1.    Is terminated for cause. If an Eligible Employee is terminated for “cause” or is found by the Compensation, People and Culture Committee of the Company’s Board of Directors, or its successor (“CPCC”) at any time to have engaged in any acts as would have constituted “cause” for termination, the Eligible Employee shall immediately forfeit any and all rights to benefits under this Plan. For purposes of this Plan, “cause” shall mean (a) the Eligible Employee’s conviction of, or plea of guilty or no contest to, (i) any felony (or its international equivalent) or (ii) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any subsidiary or affiliate, (b) an act of personal dishonesty or disloyalty in the course of fulfilling the Eligible Employee’s duties to the Company or any subsidiary or affiliate, or an act of fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any subsidiary or affiliate, (c) the Eligible Employee’s deliberate and continued failure to perform substantially such Eligible Employee’s material duties to the Company or any subsidiary or affiliate, (d) a material violation of the written policies of the Company or any subsidiary or affiliate, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any subsidiary and affiliate, (e) the Eligible Employee’s engagement in willful misconduct in connection with his or her employment or services with the Company or any subsidiary or affiliate, which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any subsidiary or affiliate, or (f) breach of any restrictive covenants applicable to the Eligible Employee as a result of any agreement with the Company or any subsidiary or affiliate or any policy or plan maintained by the Company or any subsidiary or affiliate. The CPCC shall have the sole discretion to determine whether the Eligible Employee has engaged in any acts that would constitute “cause” for termination.

        2.    Fails to abide by such terms and conditions as the Plan Administrator has established as a condition for participation in, or payment of benefits from, the Plan, provided such terms and conditions have been set forth in any eligibility notice provided to the employee.

        3.    Dies or becomes disabled, unless the Plan Administrator exercises its discretionary authority to pay benefits under the Plan to an Eligible Employee who becomes disabled prior to his or her termination date. For this purpose, an Eligible Employee will be considered Disabled under this Plan where such Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

4.    Has voluntarily resigned from the Company and its subsidiaries and affiliates (other than as provided in Section III.A.3.).

        5.    Has accepted an offer under any early retirement incentive plan, program, policy or arrangement sponsored by the Company or a subsidiary or affiliate.

        6.     If the Eligible Employee is employed by or through a divested business group (including a store, facility, department or division), has been offered employment by the purchaser of a divested business group in the same or an equivalent position, regardless of whether such offer is part of the agreement between the Company or a subsidiary or affiliate and the purchaser of that business.

        IV.    PLAN BENEFITS.

        A.    Cash Severance Benefit. An Eligible Employee will receive the Cash Severance Benefit amount specified in the Schedule of Benefits. Cash Severance Benefits will be calculated using the Eligible Employee’s “Monthly Pay”.

        1.    Payments. Cash Severance Benefits under the Plan will be paid as a lump-sum payment within 30 days after the later of: (i) the date the Company receives a properly executed and timely Release or (ii) the expiration of any revocation period provided for in the Release.

2.    Monthly Pay. “Monthly Pay” means an Eligible Employee’s “Annual Salary” divided by twelve (12).

a.    “Annual Salary” means an Eligible Employee’s annual base salary at the rate in effect on the “Benefits Determination Date”. “Annual Salary” shall exclude bonuses, equity compensation (such as stock options, performance share units, restricted stock, or other forms of equity-based compensation), and other supplemental pay or allowances provided by the Company or a subsidiary or affiliate to the Eligible Employee. If the Eligible Employee is notified of their eligibility while on an approved leave of absence, Monthly Pay will be calculated using the Eligible Employee’s annual base salary rate in effect during the pay period immediately preceding their leave of absence, if higher than the rate of pay in effect on the Benefits Determination Date. For purposes of clarity, any change to the annual base salary rate for an Eligible Employee who temporarily continues in the same or another position at the request of the Company or a subsidiary or affiliate for a limited period of time following his or her originally scheduled termination date shall not be considered for purposes of determining Annual Salary.

b.    “Benefits Determination Date” means the date that an Eligible Employee is notified of their involuntary termination, unless the CHRO establishes an alternative Benefits Determination Date in writing.

3.    Withholding. The Company will withhold applicable federal, state and local taxes and other deductions from any and all payments made under the Plan.

4.    Offsets. To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), an Eligible Employee’s Cash Severance Benefits under this Plan will be reduced, dollar for dollar, by the following amounts, if applicable:

a.    WARN.     All amounts paid to the Eligible Employee in lieu of any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) or its state or local law equivalents;

b.    SERP.    The Eligible Employee’s gross monthly benefit under the Supplemental Executive Retirement Plan (“SERP”), calculated prior to any reduction under the SERP for Company contributions to its 401(k) plan and deferred compensation plan, multiplied by the total number of months covered by the Severance Period (as defined in Paragraph IV.D.1, below);

c.    Amounts Due to the Company.    Any indebtedness of the Eligible Employee to the Company or a subsidiary or affiliate, where the indebtedness arose out of the employment relationship between the Eligible Employee and the Company or a subsidiary or affiliate. Examples of indebtedness include, but are not limited to: (i) any relocation benefits received by the Eligible Employee that are subject to repayment under the terms of any policy and/or agreement, and (ii) any signing, retention or other bonus paid to the Eligible Employee that is subject to repayment under the terms of any policy and/or agreement.

d.    Amounts Paid Under State or Local Law. All severance amounts paid to the Eligible Employee under any federal, state, or local laws that provide for payment to employees at separation of employment.

B.    Medical/Dental Premium Assistance Benefit. Upon termination from the Company or a subsidiary or affiliate, an Eligible Employee shall have such rights to continue coverage under any medical and/or dental benefit options sponsored by the Company or a subsidiary or affiliate as is provided by Code Section 4980B(f) and Section 602 of ERISA (“COBRA”). In addition to the Cash Severance Benefit, an Eligible Employee will receive a “Medical/Dental Premium Assistance Benefit”. “Medical/Dental Premium Assistance Benefit” is an amount equal to (i) the applicable COBRA premium rate for the

Eligible Employee’s (and his or her enrolled dependents’) medical and/or dental benefit coverage in effect at the Benefits Determination Date for the time period specified in the Schedule of Benefits, reduced by (ii) the Eligible Employee’s active Plan contribution rate for such coverage as of the Benefits Determination Date. This payment shall be paid at the same time as the payment of the Cash Severance Benefits and will be subject to applicable tax withholding. The Company’s payment under this paragraph shall be based on the medical and/or dental coverage and the corresponding employer and employee contribution rates as of the Benefits Determination Date. Eligible Employees who are not covered under any medical and/or dental benefit options as of the Benefits Determination Date will not be entitled to benefits under this paragraph. If the Eligible Employee is notified of their eligibility while on an approved leave of absence, the employee’s health plan eligibility will be determined as of the pay period immediately preceding their approved leave of absence. Additionally, Eligible Employees who are eligible to participate in the Company’s Retiree Medical Plan will not be entitled to benefits under this paragraph. If the Eligible Employee is eligible for and elects COBRA coverage, he or she shall be required to pay the entire COBRA premium for any period of coverage elected. Nothing in this Plan shall be construed as extending an Eligible Employee’s (or his or her dependents’) maximum period of coverage provided under COBRA or other applicable continuation coverage law.

        C.    Outplacement Assistance. Outplacement assistance will be provided to Eligible Employees for the length of time provided in the Schedule of Benefits. The outplacement assistance offered under this Plan will be provided by a provider chosen by the Company, and the Company will directly pay the outplacement provider for the benefit offered under this Plan. Unless otherwise approved by the CHRO, Eligible Employees will not be eligible to commence outplacement assistance until the Company receives the signed Release and, if the Eligible Employee does not initiate the commencement of such services within 90 days following the effective date of the signed Release, he or she will be deemed to have declined such services. Eligible Employees who do not elect to utilize or timely commence the use of outplacement services will not receive any payment in lieu of the services.

        D.    Subsequent Re-employment.

        1.    Re-employment During Severance Period. If an Eligible Employee satisfies all of the conditions for eligibility and participation set forth in the Plan, except that he or she accepts an offer of employment with the Company or a subsidiary or affiliate prior to the end of the period used to calculate the amount of his or her Cash Severance Benefit per the Schedule of Benefits (the "Severance Period"), the Eligible Employee will cease to receive any additional benefits under the Plan that he or she had not already received and except in the case of temporary short-term reemployment anticipated to be of a duration of no more than five (5) consecutive weeks, he or she will be required to repay the prorated portion of any Cash Severance Benefits received with respect to the remaining portion of their Severance Period during which they remain actively at work for the Company or a subsidiary of affiliate. Such repayment will occur prior to the Eligible Employee’s reemployment date or, if otherwise agreed to by the Company, within a reasonable time after his or her reemployment.

        2.    Reemployment After Severance Period. Employees who are subsequently re-employed by the Company or a subsidiary or affiliate after the Severance Period (defined in Paragraph IV.D.1) will not be required to repay any Cash Severance Benefits.

        3.    New Hire Date. In the event of an employee’s reemployment with the Company or a subsidiary or affiliate, such reemployed employee’s service date will not be restored for the purpose of this Plan.

        E.    Administration of Benefits.

        1.    Welfare Plan Under ERISA. The Plan is intended to be an employee welfare benefit plan governed by ERISA. Therefore, in accordance with 29 CFR § 2510.3-2(b), the following rules apply to benefits paid under the Plan:

    a.    Payments are not contingent, directly or indirectly, on an Eligible Employee’s retirement;

    b.    The total amount of payments under this Plan cannot exceed the equivalent of twice the Eligible Employee’s annual compensation during the year immediately preceding his or her termination of employment; and

    c.    All payments to the Eligible Employee under the Plan are completed within 24 months after his or her termination of employment.

2.    Compliance with Code Section 409A. It is intended that benefits provided under the Plan will qualify for exemptions contained in final regulations under Code Section 409A. Therefore, severance benefits will be paid according to the following rules:

    a.    Cash Severance Benefits and Medical/Dental Premium Assistance.

        (i)    Exempt Payments. Cash Severance and Medical/Dental Premium Assistance Benefits are exempt from Code Section 409A to the extent that (i) they qualify as a “short-term deferral” under Code Section 409A, or (ii) they satisfy both of the following conditions:

(a)    Amount. The payments do not exceed two times the lesser of (A) the Eligible Employee’s annualized compensation based on his or her annual rate of pay for services performed during the calendar year preceding the calendar year in which the Eligible Employee terminates employment, or (B) the maximum amount that can be taken into account under a qualified retirement plan pursuant to Code Section 401(a)(17) for the year in which the Eligible Employee terminates employment.

(b)    Duration. The payments are completed by the last day of the second calendar year following the calendar year in which the Eligible Employee terminates employment.

        (ii)    Non-Exempt Payment. To the extent required to comply with Section 409A of the Code, the following rules apply:

(a)    Time and Form of Payment—General Rule. The amount will be paid in the form of a single lump sum within 90 days after the Eligible Employee’s termination of employment, provided that the Eligible Employee may not designate the taxable year of payment.

(b)    Delay for Specified Employees. If the Eligible Employee is a “Specified Employee,” then the amount will be paid in a single lump sum (without interest) during the seventh month after the Eligible Employee’s termination of employment. “Specified Employee” means, as of any date, a “specified employee” as defined in Code Section 409A (as determined under the Company’s procedure for determining specified employees on the relevant date).

(c)    Release Timing. If the period during which an Eligible Employee may deliver the Release required hereunder spans two calendar years, the payment of the Eligible Employee’s severance benefits shall occur on the later of (i) the first regularly scheduled payroll date that occurs on or after January 1 of the second calendar year, or (ii) the first regularly scheduled payroll date following the date the Release becomes effective.

    b.    Outplacement Assistance. Outplacement Assistance will not be provided for periods beyond the last day of the second calendar year following the calendar year in which the Eligible Employee’s involuntary termination occurred, provided that all reimbursements must be paid not later than the third calendar year following the calendar year in which the Eligible Employee’s termination date occurred.

F.     Detrimental Activity. In the event the CPCC determines, in its discretion, that an Eligible Employee committed any act or omission during his or her employment with the Company or its subsidiaries and affiliates that would have constituted grounds for “cause” while he or she was employed by the Company or its subsidiaries or affiliates, and becomes aware of such act or omission during the one-year period following the termination of the Eligible Employee’s employment, then to the fullest extent permitted by applicable law, if and to the extent directed by the CPCC in its discretion, the Eligible Employee shall: (i) immediately forfeit the remaining payments and benefits, if any, due to him or her under the Plan, and (ii) immediately upon written demand repay to the Company the Cash Severance Benefits and Medical/Dental Assistance Benefits, if any, paid to him or her prior to the date that the Eligible Employee receives the written demand, less twenty-five thousand dollars ($25,000) which the Eligible Employee acknowledges is valid consideration for signing any non-competition, non-solicitation agreement and/or confidentiality agreement.

        V.    PAYMENTS TO AND FROM THE PLAN.

        The benefits under the Plan will be paid from the general assets of the Company, and all employees eligible for benefits under the Plan will be no more than unsecured general creditors of the Company. Nothing contained in the Plan will be deemed to create a trust of any kind for the benefit of the employees, or to create any fiduciary relationship between the Company and the employees with respect to any assets of the Company. The Company is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which the Company chooses to use for advance funding will nevertheless constitute assets of the Company and will not cause this to be a funded plan within the meaning of any section of ERISA.

        VI.    AMENDMENT AND TERMINATION.

        The CPCC reserves the right to amend or terminate the Plan at any time; provided, however, that no such amendment or termination will affect the right to any unpaid benefit of any Eligible Employee who became entitled to such benefits prior to such amendment or termination. The CHRO has the authority to approve non-material, technical, legal compliance, and/or administrative amendments to the Plan. The CHRO shall notify the CPCC of any amendment adopted under this provision. Notwithstanding the preceding, no amendment or termination of the Plan that reduces benefits under the Plan (including the removal of a Section 16 Officer as an Eligible Employee) shall become effective until a date that is 12 months following the date such amendment, termination or removal is adopted.

        VII.    NON-ALIENATION OF BENEFITS.

        Except to the extent specifically provided by the Company, no benefit under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, garnishment, levy, execution or charge, and any attempt to do so will be void.

        VIII.    LEGAL CONSTRUCTION.

        This Plan will be construed in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of Washington. In the event that any provision of this Plan shall be finally deemed to be unenforceable, such provision shall be deemed to be severable from this Plan, but every other provision of this Plan shall remain in full force and effect.

        IX.    CLAIMS, INQUIRIES AND APPEALS.

        A.    Benefit Claims and Inquiries.

        All benefit claims, and all inquiries concerning the Plan or present or future rights to benefits under the Plan, must be submitted in writing and mailed to the Plan Administrator. The Plan Administrator shall review and make a determination with respect to such claim.

        B.    Denial of Claims.

        In the event that any benefit claim is denied in whole or in part, the Plan Administrator will notify the claimant in writing of such denial and of the right to review thereof. Such written notice will set forth, specific reasons for such denial, specific references to the Plan provision on which such denial is based, a description of any information or material necessary to perfect the claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure. Such written notice will be given to the claimant within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time of up to ninety (90) additional days. If such an extension is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period. If written notice of denial of the claim for benefits is not furnished within the time specified in this herein, the application will be deemed denied, and the claimant will be permitted to appeal such denial in accordance with the review procedure set forth below.

        C.    Appeal: Requests for a Review.

        Any person whose claim for benefits is denied (or is deemed denied) in whole or in part, or such person’s duly authorized representative, may appeal from such denial by submitting a request for a review of the claim within sixty (60) days after receiving written notice of such denial from the Plan Administrator (or, in the case of a deemed denial, within sixty (60) days after the application is deemed denied). The claimant or his or her representative will be given an opportunity to review pertinent documents that are not privileged in preparing a request for a review. A request for review must be in writing and must be mailed to the Plan Administrator. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant deems pertinent. The applicant may be required to submit such additional facts, documents or other material as may deemed necessary or appropriate and claimant may be required to provide such additional information at claimant’s own expense.

        D.    Decision on Review.

        The CPCC will review the claim on appeal and make a determination within sixty (60) days after receipt of the request for review unless special circumstances require an extension of time, up to an additional sixty (60) days, for processing the request. If such an extension for review is required, written notice of the extension will be furnished to the claimant within the initial 60-day period. The CPCC will give prompt, written notice of its decision to the claimant. In the event that the CPCC confirms the denial of the benefits in whole or in part, such notice will set forth the specific references to the Plan provisions on which the decision is based. If written notice of the CPCC’s decision is not given within the time prescribed in this paragraph, the application will be deemed denied on review.

        E.    Exhaustion of Remedies.

        No legal action for benefits under the Plan may be brought unless and until the claimant (i) has submitted a written benefit claim in accordance with the Plan, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the benefit claim in accordance with the Plan, and (iv) has been notified in writing that the CPCC has affirmed the denial of benefits; provided that legal action may be brought after the Plan Administrator or CPCC, as applicable, has failed to take any action on the claim within the time prescribed herein.

F.     Dispute Resolution.

Any disputes related to this Plan other than a claim for benefits subject to the provisions of this Article IX shall be resolved through mutually binding arbitration as outlined in Nordstrom’s Dispute Resolution Program, the terms of which are incorporated by reference into this Plan. Any legal action related to a claim for benefits must be initiated within one (1) year after the CPCC has issued its final decision on review and must be filed in Washington state court or the United States District Court for the Western District of Washington.

X.    REQUIRED NOTICES.

Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, CPCC or Plan Administrator, such notice shall be addressed to Nordstrom, Inc. c/o Compensation Department, at 1600 Seventh Avenue, Ste. 2500, Seattle, Washington 98101. If notice is to be given to an employee, such notice shall be hand-delivered to the employee or may be mailed to the last known address of the employee on the Company’s Human Resources records. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

        XI.    PLAN YEAR.

        The plan year for the Plan is the calendar year.

        XII.    EMPLOYMENT STATUS.

        The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company or a subsidiary or affiliate and an Eligible Employee. Nothing in this Plan shall be deemed to give an employee the right to be retained in the service of the Company or a subsidiary or affiliate or to interfere with any right of the Company or a subsidiary or affiliate to discipline or discharge an employee at any time, with or without cause or with or without notice.

        XIII.    INDEMNIFICATION

        To the extent permitted by applicable law, the Company hereby indemnifies any Company employee who carries out any responsibilities under the Plan, and holds them harmless from the effects, consequences, expenses, attorney fees and damages of their acts or conduct in such capacity, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith. Such indemnification shall be in addition to any other rights such employee may have as a matter of law, or by reason of any insurance or other indemnification.

Nordstrom Executive Severance Plan
Schedule of Benefits
Effective August 21, 2024

	Cash Severance Benefit	Period for Determining Medical/Dental Premium Assistance Benefit	Outplacement Services
Section 16 Officers on the Executive Team	24 months of Monthly Pay	12 months	6 months
Section 16 Officers not on the Executive Team	18 months of Monthly Pay	12 months	6 months